Exhibit 10.2

AMENDED AND RESTATED AGREEMENT

This amended and restated agreement (this “Agreement”) is made and entered into as of November 9, 2023 by and among Groupon, Inc., a Delaware corporation (the “Company”), Pale Fire Capital SE, a private company organized under the laws of the Czech Republic (“Pale Fire SE”), Pale Fire Capital SICAV a.s., a private company organized under the laws of the Czech Republic (“Pale Fire SICAV”), Dusan Senkypl, a citizen of the Czech Republic (“Senkypl”), and Jan Barta, a citizen of the Czech Republic (“Barta” and collectively with Pale Fire SE, Pale Fire SICAV and Senkypl, the “Pale Fire Parties” and each, a “Pale Fire Party”) (each of the Company and the Pale Fire Parties, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS
WHEREAS, as of the date hereof, the Pale Fire Parties have a beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”)) interest in the shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) totaling, in the aggregate, 8,037,327 shares (the “Pale Fire Parties’ Current Beneficial Ownership Position”), or approximately 25.2% of the issued and outstanding shares of Common Stock as of November 6, 2023, based upon the Company’s Quarterly Report on Form 10-Q filed on November 9, 2023;

WHEREAS, the Pale Fire Parties previously entered into that certain Agreement, dated March 30, 2023, in connection with the appointment of Senkypl as Interim Chief Executive Officer of the Company (the “Original Agreement”);

WHEREAS, as of the date hereof, each of Senkypl and Barta serve as members of the Board of Directors of the Company (the “Board”), with Senkypl also serving as Interim Chief Executive Officer of the Company, and the Board has determined to irrevocably nominate each of Senkypl and Barta for re-election as members of the Board at the Company’s 2024 Annual Meeting of Stockholders;

WHEREAS, in order to strengthen its financial position, the Company desires to commence an equity rights offering pursuant to which all eligible stockholders would be issued subscription rights to purchase shares of Common Stock (the “Rights Offering”);

WHEREAS, in order to ensure a successful Rights Offering, the Pale Fire Parties have entered into a Backstop Agreement with the Company (the “Backstop Agreement”) pursuant to which they have agreed to (i) fully exercise their pro rata basic subscription rights prior to the expiration date of the Rights Offering (such shares of Common Stock resulting from the full exercise of their pro rata basic subscription rights, the “Rights Exercise Shares”) and (ii) fully purchase any and all unsubscribed shares following the expiration date of the Rights Offering (such unsubscribed shares, the “Remaining Shares” and together with the Rights Exercise Shares, the “Backstop Commitment Shares”); and

WHEREAS, in connection with the Rights Offering, the Parties desire to amend and restate the Original Agreement to (i) extend the Termination Date (as defined herein) and (ii) exclude from the beneficial ownership limitation set forth in Section 1(a)(vi) the following: (x) all Backstop Commitment Shares acquired by the Pale Fire Parties and (y) if applicable, any shares of Common Stock acquired by the Pale Fire Parties as a result of the exercise of their over-subscription privilege (the “Oversubscription Privilege Shares”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.    Standstill Provisions.

(a)    Prior to the Termination Date, except as otherwise provided in this Agreement, without the prior written consent of the Board, the Pale Fire Parties shall not, and the Pale Fire Parties shall cause each of their controlled Affiliates and Associates (each as defined below) not to, in each case directly or indirectly, in any manner:

(i)    engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities (collectively, the “securities of the Company”);

(ii)    form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with any persons who are not Affiliates or Associates of the Pale Fire Parties with respect to any securities of the Company;
(iii)    deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, other than (A) any such voting trust or arrangement solely among the Pale Fire Parties and their Affiliates and Associates, (B) customary brokerage accounts, margin accounts and prime brokerage accounts or (C) otherwise in accordance with this Agreement;
(iv)    seek or submit, or encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company;

(v)    (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company or through any action by written consent of stockholders or referendum of stockholders of the Company, (B) publicly comment on any third party proposal regarding any merger, takeover, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition, or other business combination or similar transaction with respect to the Company and/or any of its subsidiaries prior to it being made public or (C) call or seek to call a special meeting of stockholders or take or seek to take action by written consent of stockholders;

(vi)    acquire, offer or propose to acquire, or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities of the Company that would result in the Pale Fire Parties (together with their controlled Affiliates) owning, controlling or otherwise having any beneficial ownership (as determined under Rule 13d-3 of the Exchange Act) interest in more than 25% of the shares of Common Stock outstanding at such time (as adjusted for any stock splits, reclassifications, combinations, stock dividends or similar actions by the Company); provided, that for purposes of the foregoing beneficial ownership limitation, it is understood and agreed that (A) any shares acquired or underlying any award or grant from the Company with respect to service as a director or officer of the Company, (B) any shares underlying any cash-settled total return swap agreements referencing shares of Common Stock, (C) all Backstop Commitment Shares acquired by the Pale Fire Parties and (D) if applicable, any Oversubscription Privilege Shares acquired by the Pale Fire Parties, in each case acquired or owned by the Pale Fire Parties or any of their Affiliates, shall not be counted for the purpose of determining the beneficial ownership interest of the Pale Fire Parties under this Section 1(a)(vi); or
(vii)    make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company or the Board that would not be reasonably determined to trigger public disclosure obligations for any Party (it is agreed and understood that this clause (vii) shall not apply to this Agreement and the Parties’ respective public disclosure obligations in respect thereof).

(b)    Notwithstanding anything in Section 1(a) or elsewhere in this Agreement, the Pale Fire Parties shall be entitled to (i) vote any shares of Common Stock that they beneficially own as the Pale Fire Parties determine in their sole discretion and (ii) disclose, publicly or otherwise, how they intend to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor.

(c)    Notwithstanding anything in Section 1(a) or elsewhere in this Agreement, nothing in this Agreement shall prohibit or restrict the Pale Fire Parties from (i) communicating privately with the Board or any of the Company’s officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (ii) communicating with stockholders of the Company and others in a manner that does not otherwise violate Section 1(a) or (iii) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has jurisdiction over the Pale Fire Parties.

(d)    Nothing in Section 1(a) or elsewhere in this Agreement shall be deemed to limit the exercise in good faith by (A) Senkypl of his fiduciary duties in his capacities as a director or officer of the Company or (B) Barta of his fiduciary duties in his capacity as a director of the Company.

(e)    For purposes of this Agreement, the terms “Affiliate” and “Associate” shall have the meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, however, that such terms shall not include any publicly-traded portfolio companies of the Pale Fire Parties; provided, further, that, for purposes of this Agreement, no Pale Fire Party shall be deemed an Affiliate or Associate of the Company and the Company shall not be deemed an Affiliate of any Pale Fire Party.

2.    Representations and Warranties of the Company.

The Company represents and warrants to the Pale Fire Parties that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, and assuming due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement to which the Company is a party or by which it is bound.

3.    Representations and Warranties of the Pale Fire Parties.

The Pale Fire Parties represent and warrant to the Company that (a) the authorized signatory of the Pale Fire Parties set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind the Pale Fire Parties thereto, (b) this Agreement has been duly authorized, executed and delivered by the Pale Fire Parties, and assuming due execution by the Company, is a valid and binding obligation of the Pale Fire Parties, enforceable against the Pale Fire Parties in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Pale Fire Parties as currently in effect, (d) the execution, delivery and performance of this Agreement by the Pale Fire Parties do not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Pale Fire Parties, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to the Pale Fire Parties are a party or by which they are bound, (e) as of the date of this Agreement, the Pale Fire Parties beneficially own (as determined under Rule 13d-3 promulgated under the Exchange Act) the Pale Fire Parties’ Current Beneficial Ownership Position and (f) as of the date hereof and, to the best of their knowledge, prior to the Company’s commencement of the Rights Offering, except as set forth in clause (e) above or in connection with any equity awards or grants previously made by the Company to Senkypl or Barta, the Pale Fire Parties do not currently have, and do not currently have any right to acquire, any interest in any securities or assets of the Company or its Affiliates (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or assets or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of Common Stock or any other securities of the Company, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of shares of Common Stock or any other class or series of the Company’s stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

4.    Publicity.

Prior to the Termination Date, neither the Company nor the Pale Fire Parties shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement. The Company acknowledges that the Pale Fire Parties may file this Agreement as an exhibit to their Schedule 13D in accordance with applicable SEC rules. The Company shall be given a reasonable opportunity to review and comment on any Schedule 13D filing made by the Pale Fire Parties with respect to this Agreement, and the Pale Fire Parties shall give reasonable consideration to any reasonable comments of the Company. The Pale Fire Parties acknowledge and agree that the Company may file, or incorporate by reference, this Agreement with the SEC as an exhibit to a Current Report on Form 8-K and other filings with the SEC. The Pale Fire Parties shall be given a reasonable opportunity to review and comment on any Current Report on Form 8-K or other filing with the SEC made by the Company with respect to this Agreement, and the Company shall give reasonable consideration to any reasonable comments of the Pale Fire Parties.

5.    Specific Performance.

Each of the Pale Fire Parties, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto may occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Pale Fire Parties, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 5 is not the exclusive remedy for any violation of this Agreement.

6.    Termination.

(a)    Unless otherwise mutually agreed to in writing by each Party, this Agreement shall terminate on December 31, 2024 (such date, the “Termination Date”). Upon the Termination Date, this Agreement shall forthwith become null and void, but no termination shall relieve any Party from liability for any breach of this Agreement prior to such termination. Notwithstanding the foregoing, this Section 6 and Sections 7, 9, 10 and 14 shall survive the termination of this Agreement.

7.    Expenses.

All fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the Party incurring such fees, costs or expenses. Notwithstanding the foregoing, within ten (10) business days of the receipt of reasonable documentation, the Company shall reimburse the Pale Fire Parties for their reasonable and documented legal fees incurred in connection with the negotiation and entry into this Agreement, the Backstop Agreement and the matters related thereto as set forth in the Backstop Agreement.

8.    Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.    Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (c) two (2) business days after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and email addresses for such communications shall be:

If to the Company:

Groupon, Inc.
600 W. Chicago Ave.
Chicago, Illinois 60654
E-mail:	ddrobny@groupon.com
Attention:	Dane Drobny

With a copy (which will not constitute notice) to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Email: sgavin@winston.com
Attention: Steven J. Gavin

If to the Pale Fire Parties:

Pale Fire Capital SE
Žatecká 55/14
110 00 Prague, Czech Republic
Email:	dusan@palefire.com
Attention:	Dušan Šenkypl

With a copy (which will not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Email: rnebel@olshanlaw.com
Attention: Ryan Nebel

10.    Applicable Law.

This Agreement and all claims and causes of action hereunder, whether in tort or contract, or at law or in equity, shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, whether in tort or contract or at law or in equity, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Without limiting the foregoing, each Party agrees that service of process as provided in Section 9 shall be deemed effective services of process on such Party.

11.    Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12.    No Litigation.

Prior to the Termination Date, each Party hereby covenants and agrees that it shall not, and shall not permit any of its representatives acting on its behalf to, directly or indirectly, alone or in concert with others, encourage, pursue, threaten or initiate any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other Party, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement; (b) counterclaims with respect to any Legal Proceeding initiated by, or on behalf of one Party or its Affiliates against the other Party or its Affiliates; (c) any Legal Proceeding initiated primarily to exercise a Party’s statutory appraisal rights; or (d) any Legal Proceeding initiated primarily by the Pale Fire Parties to receive damages or settlement proceeds in their capacities as stockholders of the Company in connection with a class action proceeding brought by a named plaintiff other than the Pale Fire Parties; provided, however, that the foregoing shall not prevent any Party or any of its representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such Party or any of its representatives acting on its behalf; provided, further, that in the event any Party or any of its representatives receives such a Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited or not practicable). Each Party represents and warrants that, as of the date of this Agreement, it has not filed any lawsuit against the other Party.

13.    Securities Laws.

The Pale Fire Parties acknowledge that they understand their obligations under the U.S. securities laws. Subject to compliance with such laws and any restrictions set forth in the Backstop Agreement with respect to the Remaining Shares, the Pale Fire Parties shall in any event be free to trade or engage in such transactions during periods when the members of the Board are permitted to do so, and the Company shall notify the Pale Fire Parties reasonably in advance when such “open window” trading periods begin and end. The Company acknowledges that none of the provisions herein shall in any way limit the activities of the Pale Fire Parties in their respective ordinary course of businesses if such activities do not violate applicable securities laws or the obligations specifically agreed to under this Agreement and the Backstop Agreement. For the avoidance of doubt, it is understood and agreed that any restrictions contained in any policies, procedures, processes, codes, rules, standards and guidelines applicable to other directors of the Company (collectively, the “Company Policies”) that are applicable to Senkypl and Barta (in their capacities as officers and/or directors of the Company), including any restrictions on pledging or making purchases on margin of securities of the Company, entering into derivative or hedging arrangements designed to offset a decrease in the value of the Company’s securities or otherwise trading the Company’s securities during open window trading periods shall be deemed to apply to the Pale Fire Parties (and any of their controlled Affiliates). Other than pursuant to an approved Rule 10b5-1 trading plan, it is understood and agreed that, consistent with the Company Policies, the Pale Fire Parties (and any of their controlled Affiliates) shall not be free to trade in the Company’s securities (including, without limitation entering into cash-settled total return swap agreements referencing shares of Common Stock) during “open window” trading periods without the prior approval of the Company (which approval shall not be unreasonably withheld), and shall be prohibited from trading during blackout periods established by the Company and generally applicable to all of the Company’s directors. In addition, nothing contained in this Agreement shall restrict the ability of the Pale Fire Parties from purchasing, selling or otherwise trading securities of the Company pursuant to any Rule 10b5-1 trading plan adopted in accordance with applicable law and the Company Policies. For the avoidance of doubt, nothing contained in this Agreement shall restrict the ability of the Pale Fire Parties from performing their obligations under the Backstop Agreement.

14.    Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term.

This Agreement, together with the Backstop Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof and there are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties with respect to the subject matter hereof other than those expressly set forth in this Agreement and the Backstop Agreement. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and the Pale Fire Parties. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to the Pale Fire Parties, the prior written consent of the Company, and with respect to the Company, the prior written consent of the Pale Fire Parties. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date first written above.

COMPANY: Groupon, Inc.

By:	/s/ Meagan LeGear
Name: Meagan LeGear
Title: Vice President, Deputy General Counsel

PALE FIRE PARTIES: Pale Fire Capital SE

By:	/s/ Dusan Senkypl
Name: Dusan Senkypl
Title: Chairman of the Board

Pale Fire Capital SICAV a.s.

By:	/s/ Martin Trpak
Name: Martin Trpak
Title: Authorized Representative

/s/ Dusan Senkypl
Dusan Senkypl

/s/ Jan Barta
Jan Barta

[Signature Page to the Amended and Restated Agreement]